UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2005

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On January 27, 2005, the Board of Directors (the “Board”) of Big Lots, Inc. (the “Company”) approved a new compensation package for the Company’s directors. Beginning on January 30, 2005, director compensation shall consist of: an annual retainer of $36,000 for each director; an annual retainer of $4,000 for the chair of the Audit Committee; an annual retainer of $2,000 for the chair of each of the Board’s other committees; $1,500 for each Board meeting attended in person; $1,000 for each committee meeting attended in person; $500 for each Board or committee meeting attended telephonically; an annual allowance of $10,000 that may be donated by the Company in the director’s name to a charity of the director’s choosing; and an annual option to acquire 10,000 of the Company’s common shares under the Big Lots, Inc. Amended and Restated Director Stock Option Plan. A tabular presentation comparing the former director compensation package and the new director compensation package is furnished herewith as Exhibit 10.

Item 1.02      Termination of a Material Definitive Agreement.

The new director compensation package described in response to Item 1.01 above replaced the former director compensation package described in the Company’s proxy statement dated April 8, 2004. A tabular presentation comparing the former director compensation package and the new director compensation package is furnished herewith as Exhibit 10.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 27, 2005, the Board elected James R. Tener to fill the vacant Board position effective January 30, 2005.

Item 7.01      Regulation FD Disclosure.

On January 28, 2005, the Company issued a press release announcing Mr. Tener’s election to the Board. A copy of the press release is furnished herewith as Exhibit 99.

Item 9.01      Financial Statements and Exhibits.

    (c)    Exhibits

Exhibit No.	Description

10	Tabular presentation comparing the former director compensation package and the new director compensation package.

99	Big Lots, Inc. press release dated January 28, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Dated: February 1, 2005	By:	/s/ Charles W. Haubiel II

Charles W. Haubiel II
Senior Vice President, General Counsel
and Corporate Secretary